                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MEGO FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              MEGO FINANCIAL CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              MEGO FINANCIAL CORP.
                               4310 PARADISE ROAD
                            LAS VEGAS, NEVADA 89109
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1998
                             ---------------------

To the Shareholders of Mego Financial Corp.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Mego Financial Corp., a New York corporation (the "Company"), will be held at the Company's principal executive offices, 4310 Paradise Road, Las Vegas, Nevada 89109, on Wednesday, September 16, 1998, at 10:00 a.m., local time, for the following purposes:

          (1) To elect six members to the Company's Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

          (2) To consider and vote upon a proposal to approve the Company's Amended and Restated Stock Option Plan; and

          (3) To consider and take action upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on August 25, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The transfer books of the Company will not be closed.

     Whether or not you expect to be present at the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Don A. Mayerson
                                          Executive Vice President, General
                                          Counsel and Secretary

August 25, 1998

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                              MEGO FINANCIAL CORP.
                               4310 PARADISE ROAD
                            LAS VEGAS, NEVADA 89109

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mego Financial Corp., a New York corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock" or "Common Shares"), to be voted at the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's principal executive offices, 4310 Paradise Road, Las Vegas, Nevada 89109, on Wednesday, September 16, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above address at any time before it is exercised. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

     The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is August 25, 1998. Shareholders should review the information provided herein in conjunction with the Company's 1997 Annual Report which accompanies this Proxy Statement. The Company's telephone number is (702) 737-3700.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

          (1) The election of six members to the Company's Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

          (2) A proposal to approve the Company's Amended and Restated Stock Option Plan (the "Amended Stock Option Plan"); and

          (3) To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

                               VOTING SECURITIES

     Holders of record of shares of the Company's Common Shares at the close of business on August 25, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of shares representing a majority vote of the outstanding Common Shares will constitute a quorum. On August 25, 1998, the Company had issued and outstanding 21,009,506 Common Shares.

     Abstentions will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes cast "for" or "against" any matter. Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered as shares entitled to vote on that subject matter and therefor would not be considered when counting votes cast on the matter.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. If you do not attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

     If the enclosed proxy is properly signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the shares represented thereby will be voted
(a) FOR the election of the nominees set forth under the caption "Election of Directors" and (b) FOR the proposal to approve the Company's Amended Stock Option Plan.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, six Directors will be elected by the shareholders to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors will be elected by a plurality vote of the Common Shares represented in person or by proxy at the Annual Meeting. Messrs. Nederlander, Cohen, Hirsch, McConnaughy, Ross and Schuster (the "Nominees"), each of whom is now a Director, have been nominated to continue to serve as directors of the Company. When properly signed, dated and returned, the accompanying proxy will be voted "FOR" the election of the Nominees as Directors, unless the proxy contains contrary instructions. Management has no reason to believe that any of the Nominees will not be a candidate or will be unable to serve as Director. However, in the event that any Nominee should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     Set forth below is certain information with respect to each Nominee:

          Robert Nederlander (65) has been the Chairman of the Board and Chief Executive Officer of the Company since January 1988, when affiliates of the Assignors (as hereinafter defined), including Mr. Cohen, acquired approximately 43% of the outstanding Common Shares of the Company (the "Share Acquisition"). See "Certain Relationships and Related Transactions." Mr. Nederlander is the Chairman of the Executive Committee and a member of the Audit Committee. Since July 1995, Mr. Nederlander has served on the Board of Directors of Cendant Corp., formerly known as Hospitality Franchise Systems, Inc. ("Cendant"), which, together with its subsidiary, entered into an agreement in April 1995 with the Company pursuant to which the Company is licensed to use the "Ramada" name in its timeshare operations. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr. Nederlander has been President and a Director of the Nederlander Organization, Inc., owner and operator of one the world's largest chains of legitimate theaters. He served as the Managing General Partner of the New York Yankees Baseball Club from August 1990 until December 1991, and has been a limited partner since 1973. Since October 1985, Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc.; Vice Chairman of the Board from February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of the Company; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993, and from 1993 to October 1996 as Vice Chairman. He remains a director of Allis-Chalmers Corp. Mr. Nederlander served as a director of Mego Mortgage Corporation, a former subsidiary of the Company ("MMC"), from September 1996 until June 1998. In October 1996, Mr. Nederlander became a director of News Communications Inc., a publisher of community oriented free circulation newspapers. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, from 1960 to 1989. Mr. Nederlander does not currently serve on a full time basis in his capacities with the Company.

          Jerome J. Cohen (70) has been the President and a Director of the Company since the Share Acquisition. Mr. Cohen serves as a member of the Executive Committee and is Chairman of the Board and Chief Executive Officer of Preferred Equities Corporation, a wholly-owned subsidiary of the Company ("PEC"). Mr. Cohen served as Chairman of the Board of MMC from April 1995 to June 1998, as Chief Executive Officer from June 1992 to September 1997 and as President from June 1992 until March 1995. From April 1992 to June 1997, Mr. Cohen was a director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee.

          Herbert B. Hirsch (62) has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of the Company since the Share Acquisition. Mr. Hirsch serves as a member of the Executive Committee. Mr. Hirsch served as a director of MMC from June 1992 to June 1998, and served as Vice President, Chief Financial Officer and Treasurer of MMC from June 1992 to September 1996.

          Eugene I. Schuster (62) has been a Vice President and a Director of the Company since the Share Acquisition. Mr. Schuster is a member of the Stock Option Committee. Mr. Schuster has also been Chief Executive Officer and Chairman of the Board of Directors of Venture Funding, Ltd., a business development corporation, since its inception in May 1983. Since February 1986, Mr. Schuster has been the President and Chief Executive Officer and a director of Quest BioTechnology, Inc., a publicly held biotechnology research and development firm. Since September 1985, Mr. Schuster has been a director of Wavemat, Inc., a publicly held company engaged in the manufacture and sale of microwave equipment for advanced materials processing. Since January 1988, Mr. Schuster has been the Chairman and from May 1988 through February 1995 was Chief Executive Officer of Cellex Biosciences, Inc., a publicly held manufacturer of automated cell culture systems. Mr. Schuster is Chairman and Chief Executive Officer of Art Renaissance, Inc., a privately held company which operates several chains of retail art galleries. Mr. Schuster does not currently serve on a full time basis in his capacities with the Company.

          John E. McConnaughy, Jr. (69) has been a Director of the Company since 1984. Mr. McConnaughy serves as Chairman of the Audit Committee and a member of the Stock Option and Executive Incentive Compensation Committees. Mr. McConnaughy was Chairman and Chief Executive Officer of Peabody International Corp. from 1969 to 1986. He was Chairman and Chief Executive Officer of GEO International Corp. ("GEO"), a nondestructive testing, screen printing and oil field services company, from 1981 to 1992. GEO was spun off in 1981 and became publicly held. On October 25, 1993, GEO filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. McConnaughy has been a director of Oxigene, Inc., Texstar Corporation, MAI Corporation, Akzona Corp., First Bank Corp. (New Haven), Beringer Co., Inc., the Pullman Co., Moore McCormack Resources and Peabody International Corp. He is currently on the Board of Directors of Transact International, Inc., DeVlieg Bullard, Inc., Levcor International, Inc., Riddell Sports, Inc. and Wave Systems, Inc. He is also Chairman of the Board of Excellence Group, Inc., a privately held cable company. Mr. McConnaughy is on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and is Chairman of the Board of the Harlem School of the Arts.

          Wilbur L. Ross, Jr. (60) has been a Director of the Company since 1984. Mr. Ross serves as a member of the Audit, Stock Option and Executive Incentive Compensation Committees. Mr. Ross has been a Senior Managing Director of Rothschild, Inc., an investment banking firm, since August 1976. Mr. Ross was a director of GEO from 1987 to January 1992. Mr. Ross serves as a director of Syms Corporation, a publicly held corporation, Chief Executive Officer and a director of News Communications, Inc. and is a director of KTI, Inc.

     All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES NAMED ABOVE FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

DIRECTORS' FEES

     Directors who are compensated as employees or officers of the Company receive no additional compensation for service on the Board of Directors or its Committees. Each Director who is not an employee or officer of the Company is paid an annual fee of $40,000. Directors are also reimbursed for their expenses in attending meetings of the Board and Committees of the Board.

COMMITTEES AND MEETINGS OF THE BOARD

     The following is a brief description of the functions of certain committees of the Board of Directors and identity of their members.

     The Executive Committee meets as required between meetings of the Board of Directors. The Executive Committee exercises all the powers of the Board except the authorization of loan transactions involving more than $500,000, and the purchase or sale of property and equipment with a value over $500,000. This Committee's current members are Robert Nederlander (Chairman), Jerome J. Cohen and Herbert B. Hirsch. The Executive Committee held two meetings during fiscal 1997.

     The Audit Committee's duties are to review with the Company's independent accounting firm the plan, scope and results of the annual audit and the adequacy of internal control systems. The Audit Committee reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of Directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Robert Nederlander (Chairman), Wilbur L. Ross, Jr. and John E. McConnaughy Jr. The Audit Committee held one meeting during fiscal 1997.

     The Stock Option Committee's duties are to administer the operations of the Stock Option Plan. The Stock Option Committee is composed of three Directors who, for at least one year prior to appointment to this Committee, were not granted or awarded equity securities pursuant to the Stock Option Plan or any other plan established by the Company. The current members of the Stock Option Committee are Eugene Schuster (Chairman), Wilbur L. Ross, Jr. and John E. McConnaughy, Jr. The Stock Option Committee held one meeting and took action one time by written consent during fiscal 1997.

     On June 22, 1994, Messrs. Ross and McConnaughy were appointed as members of the Executive Incentive Compensation Committee to administer the terms of the Executive Incentive Compensation Plan which commenced for fiscal 1995. The Executive Incentive Compensation Committee held one meeting during fiscal 1997.

     The Board of Directors held seven meetings during fiscal 1997. The work of the Company's Directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During fiscal 1997, all Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served.

                               SECURITY OWNERSHIP

     The following table sets forth, as of August 25, 1998, information with respect to the beneficial ownership of the Common Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each Director of the Company, (iii) each of the Named Executive Officers (as defined in "Executive Compensation"), and (iv) all Directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                                      PERCENTAGE OF
                  NAME AND ADDRESS OF                      AMOUNT AND NATURE OF     OUTSTANDING COMMON
         BENEFICIAL OWNER OR IDENTITY OF GROUP            BENEFICIAL OWNERSHIP(1)      SHARES OWNED
         -------------------------------------            -----------------------   ------------------
Robert Nederlander(2)...................................         2,039,352                  9.7%
Eugene I. Schuster and Growth Realty Inc. ("GRI")(3)....         1,914,634                  9.1
Jerome J. Cohen(4)......................................         1,104,464                  5.3
Herbert B. Hirsch(5)....................................         1,623,464                  7.7
Don A. Mayerson(6)......................................           829,555                  3.9
John E. McConnaughy, Jr.(7).............................           594,077                  2.8
Wilbur L. Ross, Jr.(8)..................................             1,000                    *
Stuart Harelik(9).......................................            29,700                    *
Friedman Billings Ramsey Group, Inc. and
  affiliates(10)........................................         2,326,550                 11.1
All Officers and Directors as a Group(8 persons)(11)....         8,136,246                 38.7

---------------

   * Less than one percent.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from August 25, 1998 upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the applicable date have been exercised.
 (2) 810 Seventh Avenue, 21st Floor, New York, New York 10019. Includes 250,000 shares held by an affiliate of Mr. Nederlander and 2,500 shares issuable under an option granted pursuant to the Company's Employee Stock Option Plan (the "Stock Option Plan"). Does not include 100,000 shares of Common Stock owned by the Robert E. Nederlander Foundation, an entity organized and operated exclusively for charitable purposes (the "Foundation"), of which Mr. Nederlander is President. Mr. Nederlander disclaims beneficial ownership of the shares owned by the Foundation. See "Certain Relationships and Related Transactions."
 (3) 321 Fisher Building, Detroit, Michigan 48202. Consists of (i) 1,678,634 shares held of record by GRI, a wholly owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer, (ii) 235,000 shares held of record by Growth Realty Holdings L.L.C., a limited liability corporation owned by Mr. Schuster, GRI and Mr. Schuster's three children, and (iii) 1,000 shares issuable under an option granted pursuant to the Stock Option Plan, subject to shareholder approval of the Amended Stock Option Plan. See "Certain Relationships and Related Transactions."
 (4) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 2,500 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 93,503 shares owned by Mr. Cohen's spouse and 500,000 shares owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership. Also excludes 30,000 shares of Common Stock owned by the Rita and Jerome J. Cohen Foundation, Inc., an entity organized and operated exclusively for charitable purposes (the "Cohen Foundation"), of which Mr. Cohen is President. Mr. Cohen disclaims beneficial ownership of the shares owned by the Cohen Foundation.
 (5) 230 East Flamingo Road, Las Vegas, Nevada 89109. Includes 1,000 shares issuable under an option granted pursuant to the Stock Option Plan.

 (6) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 1,000 shares issuable under an option granted pursuant to the Stock Option Plan.
 (7) 1011 High Ridge Road, Stamford, Connecticut 06905. Includes 1,000 shares issuable under an option granted pursuant to the Stock Option Plan, subject to shareholder approval of the Amended Stock Option Plan. Excludes 3,000 shares owned by a member of Mr. McConnaughy's family, as to which Mr. McConnaughy does not have any investment or voting power, and as to which he disclaims beneficial ownership.
 (8) 1251 Avenue of the Americas, 51st Floor, New York, New York 10020. Consists of 1,000 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 15,000 shares owned by a member of Mr. Ross' family and 250,000 shares owned by Rothschild, Inc., of which Mr. Ross is a Managing Director, over which Mr. Ross does not have any investment or voting power, and as to which he disclaims beneficial ownership.
 (9) 4310 Paradise Road, Las Vegas, Nevada 89109. Includes 4,000 shares issuable under an option granted pursuant to the Stock Option Plan.
(10) 1001 19th Street North, Arlington, Virginia 22209. Based upon a Schedule 13G dated June 13, 1998 filed jointly by Friedman Billings Ramsey Group, Inc., Friedman Billings Ramsey Group, Inc. Voting Trust, Eric F. Billings, Emanuel J. Friedman and W. Russell Ramsey with the Securities and Exchange Commission. Consists of 2,266,550 shares owned by Friedman Billings Ramsey Group, Inc. and 60,000 shares owned personally by Emanuel J. Friedman. The Company has been advised that Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to Friedman Billings Ramsey Group, Inc. and are the sole voting trustees of the Friedman Billings Ramsey Group, Inc. Voting Trust, which has sole discretion to vote approximately 89.1% of the voting power of Friedman Billings Ramsey Group, Inc.
(11) See Notes (2)-(9).

                                   MANAGEMENT

OFFICERS OF THE COMPANY

     The Company's executive officers and key personnel are as follows:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Robert Nederlander.....................  65    Chairman of the Board, Chief Executive
                                                 Officer and Director
Jerome J. Cohen........................  70    President and Director
Don A. Mayerson........................  71    Executive Vice President, General
                                               Counsel
                                                 and Secretary
Herbert B. Hirsch......................  62    Senior Vice President, Chief Financial
                                                 Officer, Treasurer and Director
Eugene I. Schuster.....................  61    Vice President and Director
Jon A. Joseph..........................  51    Vice President and Associate General
                                                 Counsel
Paul K. Sadler.........................  40    Vice President, Management Information
                                                 Systems
Charles G. Baltuskonis.................  48    Vice President and Chief Accounting
                                               Officer
Frederick H. Conte.....................  46    President and Chief Operating Officer
                                               of PEC
Stuart Harelik.........................  58    Senior Vice President of PEC

     All of the incumbent officers have held office since the Share Acquisition, with the exception of Messrs. Joseph, Sadler, Harelik and Baltuskonis, who have held their respective offices since July 1995, June 1995, March 1989 and April 1997, respectively. The business experience of Messrs. Nederlander, Cohen, Hirsch and Schuster appears under the caption "Election of Directors" set forth herein.

     Don A. Mayerson has been the Secretary of the Company since the Share Acquisition and the Executive Vice President and General Counsel of the Company since April 1988. Mr. Mayerson served as a director of MMC from June 1992 to June 1998 and served as Vice President, General Counsel and Secretary of MMC from June 1992 to September 1996.

     Jon A. Joseph has been a Vice President and Associate General Counsel of the Company since July 1995. Mr. Joseph was Executive Vice President of Valley Bank of Nevada from 1984 to 1991. In 1991, Valley Bank of Nevada was acquired by Bank of America. Mr. Joseph remained with the legal department of Bank of America until June 1, 1995.

     Paul K. Sadler has been with PEC as manager of Management Information Services since 1985 and was elected Vice President of the Company in June 1995.

     Charles G. Baltuskonis has been Chief Accounting Officer of the Company since April 29, 1997. He is a certified public accountant and served as Senior Vice President and Controller of Chase Federal Bank from May 1995 to March 1997. Prior to that, he was Chief Financial Officer of F&C Bancshares and First Coastal Bank, a Senior Vice President -- Finance of Bank of New England, and was a Senior Manager with the public accounting firm of Ernst & Young.

     Frederick H. Conte has been with PEC since 1978, and served as its Executive Vice President and Chief Operating Officer from February 1988 until June 1998 when he was appointed President and Chief Operating Officer of PEC.

     Stuart Harelik served as the Senior Vice President of Marketing and Sales of PEC from March 1989 until June 1998 when his title was changed to Senior Vice President.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Shares, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Shares. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners have been satisfied, except that a Form 4 filed by Wilbur L. Ross, Jr. with respect to the sale of an aggregate of 152,500 shares of Common Stock was not timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Purchase of Preferred Equities Corporation. Pursuant to a Stock Purchase and Redemption Agreement dated October 6, 1987 and amended October 25, 1987, Comay Corp., an affiliate of Messrs. Cohen and Mayerson ("Comay"), GRI, an affiliate of Mr. Schuster, RRE Corp., an affiliate of Mr. Nederlander (together with its assignee, RER Corp., another affiliate of Mr. Nederlander, "RER"), and H&H Financial Inc., an affiliate of Mr. Hirsch ("H&H"), obtained the rights ("PEC Purchase Rights") to acquire PEC, a privately-held Nevada corporation engaged in retail land sales, resort time-sharing and other real estate related activities. (Comay, GRI, RER and H&H are collectively referred to as the "Assignors").

     Certain Arrangements Between the Company and Affiliates of Certain Officers and Directors. Pursuant to the Assignment and Assumption Agreement, dated February 1, 1988 as subsequently amended, the Assignors assigned ("Assignment") their PEC Purchase Rights to the Company. As part of the consideration for the Assignment to the Company, the Assignors were entitled to receive from the Company, on a quarterly basis until January 31, 1995, amounts equal in the aggregate to 63% of the "Unrestricted Cash Balances" of PEC. The Assignment and Assumption Agreement defines Unrestricted Cash Balances of PEC as the cash on hand and on deposit of PEC and its subsidiaries as of the end of a fiscal quarter that could be used to make a dividend or other payment to the Company without violating the most restrictive loan agreement to which PEC is a party or by which PEC is bound.

     At January 31, 1995, at which point the accrual of payments ceased, the Company owed the Assignors an aggregate of $13.3 million pursuant to the Assignment and Assumption Agreement. Pursuant to an amendment (the "Amendment") to the Assignment and Assumption Agreement, dated March 2, 1995, the Assignors agreed to defer payment of $10 million of the amount due them (the "Subordinated Debt") and to subordinate the payment of such amount to them to the Company's repayment of certain borrowings and the repayment of certain obligations of subsidiaries of the Company, the repayment of which obligations were guaranteed by the Company. In consideration of the payment deferral and subordination described above, warrants (the "Assignor Warrants") to purchase an aggregate of one million shares of Common Stock at an exercise price of $4.25 per share (the closing market price per share on March 2, 1995) were granted to the Assignors. The Assignor Warrants were exercised in August 1997 in a non-cash transaction whereby the Subordinated Debt was reduced by $4.25 million. The Amendment calls for interest to be paid semi-annually on the Subordinated Debt at the rate of 10% per year starting September 1, 1995 and seven equal semi-annual payments of $1.4 million plus interest which commenced March 1, 1997. However, in connection with the reduction of the Subordinated Debt, payments accumulating $4.25 million have been deemed paid. The semiannual payments will resume in March 1999, with a partial payment in September 1998, pursuant to the Third Amendment to the Assignment and Assumption Agreement. The Subordinated Debt is collateralized by a pledge of PEC's outstanding stock. In addition to the Subordinated Debt, at May 31, 1995, $3.3 million was payable to the Assignors, which amount bore interest at the rate of 10% per year, payable semi-annually pursuant to the provisions of the Assignment and Assumption Agreement ("Unsubordinated Amount"). During fiscal 1997, the Company paid an aggregate of $1.2 million of interest to the Assignors. The Unsubordinated Amount was paid in full in January 1997.

     In April 1995, PEC entered into an arrangement with Cendant, of which Mr. Nederlander became a Director in July 1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers"). The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended August 31, 1997.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                  ANNUAL COMPENSATION                  AWARDS
                                      -------------------------------------------   ------------
                                                                        OTHER        NUMBER OF
                                      FISCAL                            ANNUAL        OPTIONS         ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(A)   COMPENSATION    GRANTED(B)    COMPENSATION(C)
    ---------------------------       ------   --------   --------   ------------   ------------   ---------------
Robert Nederlander..................   1995    $126,925   $    --       $   --          --             $1,500
  Chairman of the Board and            1996     150,000     2,885        3,789          --              2,293
  Chief Executive Officer              1997     150,000     2,885        4,378          --              2,010
Jerome J. Cohen.....................   1995    $300,000   $120,369      $3,227          --             $2,250
  President                            1996     300,000   216,666        6,279          --              2,250
                                       1997     300,002   368,800        7,259          --              2,329
Don A. Mayerson.....................   1995    $200,000   $49,686       $   --          --             $2,250
  Executive Vice President, General    1996     200,000    86,680        5,305          --              2,250
  Counsel and Secretary                1997     200,000   147,520        6,132          --              2,381
Herbert B. Hirsch...................   1995    $200,000   $49,686       $   --          --             $2,250
  Senior Vice President, Chief         1996     200,000    86,680        1,512          --              2,250
  Financial Officer and Treasurer      1997     200,000   147,520        1,743          --              2,319
Stuart Harelik......................   1995    $125,000   $438,064      $   --          --             $2,250
  Senior Vice President of PEC         1996     125,000   411,766           --          --              2,250
                                       1997     125,000   450,064           --          --              1,605

---------------

(A) Mr. Harelik receives a contingent bonus based on a percentage of certain sales as set forth in his contract of employment which expires August 31, 2000. On April 13, 1996, pursuant to contractual arrangements, incentive compensation attributable to the year ended August 31, 1995 was paid to Messrs. Cohen, Mayerson and Hirsch and is included in the above table as 1995 compensation. In January 1997, pursuant to contractual arrangements, incentive compensation attributable to the year ended August 31, 1996 was paid to Messrs. Cohen, Mayerson and Hirsch and is included in the above table as 1996 compensation. Incentive compensation attributable to the year ended August 31, 1997, which was paid in January 1998, is included in the above table as 1997 compensation.
(B) The Company adopted the Stock Option Plan on November 17, 1993, and options were granted to certain executive officers on December 22, 1993 and subsequently to other employees, subject to shareholder approval of the Stock Option Plan. The Stock Option Plan was approved by the shareholders on February 9, 1994. One-fifth of each grant to the Named Executive Officers became exercisable on December 22, 1994 and an additional one-fifth became exercisable on December 22, 1995 and December 22, 1996. In August 1997, in connection with the approval by the Company's Board of Directors of the distribution to the holders of the Common Shares as of August 27, 1997 of all 10,000,000 shares of MMC's common stock held by the Company (the "Spinoff"), the Stock Option Committee accelerated the vesting of all of such options, excluding those options granted subsequent to February 26, 1997. See "Aggregated Fiscal Year-End Option Value Table" and "Stock Option Plan."

(C) Represents the Company's matching contributions of 25% of the employee's contribution to the Company's 401(k) Plan on behalf of the employee.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning stock options exercised by the Named Executive Officers during the year ended August 31, 1997. There were no unexercised options held by the Named Executive Officers at August 31, 1997. On September 3, 1997, options to purchase an aggregate of 55,000 shares of Common Stock were granted to the Named Executive Officers.

                                                               NET SHARES ACQUIRED UPON
                                                              EXERCISE OF OPTIONS DURING
                                                                    FISCAL 1997(1)
                                                              ---------------------------
NAME                                                           NUMBER     VALUE REALIZED
----                                                          --------   ----------------
Robert Nederlander(2).......................................   24,155        $214,376
Jerome J. Cohen(2)..........................................   25,141         219,984
Don A. Mayerson(2)..........................................   25,141         219,984
Herbert B. Hirsch(2)........................................   25,141         219,984
Stuart Harelik(3)...........................................   15,778         135,109

---------------

(1) The aggregate number of options exercised for the shares acquired during fiscal 1997 for the Named Executive Officers was 165,000. These options were exercised by withholding or surrendering the appropriate number of shares to cover the exercise cost in lieu of payment of cash to the Company. The value realized for each Named Executive Officer was computed by multiplying the net number of shares acquired by the fair market value on the date of exercise.
(2) Each of the Named Executive Officers exercised 35,000 options during fiscal 1997.
(3) Stuart Harelik exercised 25,000 options during fiscal 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Jerome J. Cohen which expires on January 31, 2000. The agreement provides for an annual base salary of $300,000 plus 2.5% of Incentive Income, as defined in the Company's Incentive Plan (as defined below). Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance.

     PEC has entered into an employment contract with Stuart Harelik which expires on August 31, 2000 and provides for an annual base salary of $125,000. In addition, Mr. Harelik is to receive a contingent bonus each year equal to the sum of 1.0% of Net Covered Sales (as defined in the employment agreement) relating to certain sales of timeshare interval weeks plus 0.75% of Net Covered Sales relating to certain sales of land at Hartsel Ranch. In the event that the employment agreement is terminated by the Company without Cause (as defined therein), Mr. Harelik is entitled to receive a severance payment of $300,000 payable in equal monthly installments over the longer of (i) two years or (ii) the remaining term of the agreement as if it had not been terminated.

STOCK OPTION PLAN

     Under the Company's Stock Option Plan, as more fully described herein, 1,025,000 shares of Common Stock were reserved for issuance upon exercise of options. The Stock Option Plan is designed to serve as an incentive for retaining qualified and competent employees and, as amended, directors. As of the Record Date, options to purchase an aggregate of 348,000 shares of Common Stock were issued and outstanding under the Stock Option Plan.

     The Stock Option Committee administers and interprets the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company (currently approximately 40 individuals), including officers of the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the

"Code")) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options may not be less than 80% of the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option, the per share exercise price may not be less than 100% of such fair market value. In the case of incentive stock options granted to a 10% shareholder, the per share exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant and shall expire five years from the date of grant. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

     Options granted under the Stock Option Plan are exercisable after the period or periods specified in the option agreement. Options granted under the Stock Option Plan are not exercisable after the expiration of ten years from the date of grant (except in the case of incentive stock options granted to 10% shareholders) and are not transferable other than by will or by the laws of descent and distribution. The Board of Directors has approved certain amendments to the Stock Option Plan, subject to shareholder approval. See "Proposal to Approve the Company's Amended and Restated Stock Option Plan."

EXECUTIVE INCENTIVE COMPENSATION PLAN

     On June 22, 1994, effective for the year ending August 31, 1995, the Company's Board of Directors approved and adopted an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, awards of incentive compensation are determined by the Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of incentive income (the "Incentive Income") for such year. Incentive Income for any fiscal year is defined as the amount reported as income before taxes in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by (c) any unawarded Incentive Compensation carried forward from a prior fiscal year.

     In accordance with the terms of the employment agreements for each of Jerome J. Cohen, Don A. Mayerson and Herbert B. Hirsch, such executives are entitled to receive 2.5%, 1.0% and 1.0%, respectively, of the Company's Incentive Income for the five-year period commencing with fiscal 1995, which amounts directly reduce the amounts available for additional awards under the Incentive Plan.

SPLIT DOLLAR INSURANCE PLAN

     On April 5, 1995, the Board of Directors of the Company established a split-dollar life insurance plan (the "Split-Dollar Plan") pursuant to which the Company pays the premiums for certain "second to die" life insurance policies on the lives of Messrs. Nederlander, Cohen, Mayerson and Hirsch and their respective spouses, for a period not to exceed five years, at an annual aggregate premium outlay of $400,000. Each policy is in the name of a trust established for family beneficiaries selected by each executive. On August 3, 1995, the Company approved a life insurance policy for Mr. Schuster at an annual cost of $100,000 for a period of five years. Pursuant to the plan, and with respect to each policy, after ten years, or earlier upon the deaths of the respective insured parties, or certain other events, the Company will receive the amount of premiums paid on the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing the administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to

Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. The Directors who are also executive officers of the Company do not participate in deliberations of the Board of Directors of the Company concerning their own compensation.

                        REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. No previously named executives received an increase in base compensation in fiscal 1997. See "Compensation Committee Interlocks and Insider Participation."

     On June 22, 1994, the Board of Directors of the Company approved an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, which commenced for years beginning with fiscal 1995, awards of Incentive Compensation shall be made by an Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of Incentive Income for such year. Incentive Income for any fiscal year is defined as the amount reported as "Income Before Taxes" in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of Incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by
(c) any unawarded Incentive Compensation carried forward from a prior fiscal year. The amount paid pursuant to the Incentive Plan for fiscal 1997 in January 1998 was approximately $750,000, including amounts paid to Messrs. Cohen, Mayerson and Hirsch under the agreements described in the following paragraph.

     In fiscal 1994, the Board approved an employment agreement with Mr. Jerome
J. Cohen, President of the Company, and agreements with Messrs. Don A. Mayerson and Herbert B. Hirsch, senior officers of the Company, pursuant to which Messrs. Cohen, Mayerson and Hirsch would receive 2.5%, 1.0% and 1.0%, respectively, of Incentive Income of the Company, as defined in the Incentive Plan, for the five year period commencing with fiscal 1995, which amounts would directly reduce the amounts available for awards under the Incentive Plan. The allocations to Messrs. Cohen, Mayerson and Hirsch were determined through negotiation. Mr. Cohen's employment agreement, which expires January 31, 2000, provides for a base salary of $300,000 per year plus the 2.5% of Incentive Income as previously discussed. Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance.

                               BOARD OF DIRECTORS

      Robert Nederlander                Jerome J. Cohen                Herbert B. Hirsch
      Eugene I. Schuster           John E. McConnaughy, Jr.           Wilbur L. Ross, Jr.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the Nasdaq Market Index and the Media General Peer Group (real estate subdividers and developers) Index. The comparison assumes the investment of $100 on September 1, 1992 in the Common Shares and in each of the foregoing indices. The Company did not pay any dividends on the Common Shares during this period and accordingly, no reinvestment of dividends is included in the following line graph.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG MEGO FINANCIAL CORP.
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                                        MEGO
               MEASUREMENT PERIOD                    FINANCIAL         PEER GROUP          NASDAQ
             (FISCAL YEAR COVERED)                     CORP.             INDEX          MARKET INDEX
8/31/92                                                        100               100               100
8/31/93                                                     156.26            118.10            130.18
8/31/94                                                     337.49            131.18            142.24
8/31/95                                                     875.03            146.66            169.25
8/30/96                                                     562.51            145.93            190.05
8/29/97                                                     812.51            213.49            263.05

                   PROPOSAL TO APPROVE THE COMPANY'S AMENDED
                         AND RESTATED STOCK OPTION PLAN

     The Company's Board of Directors has unanimously approved, subject to approval by the Company's shareholders, the amendment and restatement of the Stock Option Plan. The amendments to the Stock Option Plan (the "Plan Amendments") approved by the Company's Board of Directors consist of changes to permit the grant of options to non-employee directors of the Company and changes to conform the Stock Option Plan to changes to the Federal securities laws. The affirmative vote of a majority of the Common Shares present and voting at the Annual Meeting is required to approve the Amended Stock Option Plan. The text of the Amended Stock Option Plan, marked to show the changes resulting from the Plan Amendments, is attached hereto as Exhibit A. Although the material features of the Stock Option Plan, including the Plan Amendments, are discussed below, such discussion is qualified in its entirety by the full text of the Amended Stock Option Plan.

     The purpose of the Stock Option Plan, as originally adopted, is to provide incentive to persons holding the position of managerial employee, vice president or other senior executive of the Company or any of its subsidiaries (collectively, "Key Employees") as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), through the encouragement of stock ownership in the Company by those Key Employees. Pursuant to the Plan Amendments, the purpose of the Amended Stock Option Plan also includes providing incentive to members of the Board of Directors of the Company and the boards of directors of its subsidiaries.

     The Amended Stock Option Plan is to be administered by the Stock Option Committee of the Board (the "Committee") consisting of not fewer than two members. Under the Stock Option Plan as originally adopted, no person serving as a Committee member was eligible to be granted or awarded options under the Stock Option Plan or certain other plans established by the Company, nor could any person serve as a Committee member if during the one year period prior to his or her appointment to the Committee, or while on the Committee, such person has been granted or awarded options pursuant to the Stock Option Plan or certain other plans of the Company. The Plan Amendments remove the restrictions on the grant of Options to members of the Committee and permit the grant of Options to non-employee directors. The Committee makes all decisions or determinations by either a majority vote of its members at a meeting or without a meeting by the unanimous written approval of its members. The Committee may adopt rules and regulations for carrying out the purposes of the Amended Stock Option Plan, and such Committee's determinations, interpretations and construction of any provision of the Amended Stock Option Plan are final and conclusive.

     An aggregate of 1,025,000 shares of Common Stock have been reserved for issuance upon exercise of options ("Options") granted under the Amended Stock Option Plan. Pursuant to the Plan Amendments, the aggregate number of Options granted to any one person may not exceed 300,000. As of the date hereof, Options to purchase 348,000 shares of Common Stock at exercise prices ranging from $2.50 to $8.75 per share have been granted and are outstanding under the Stock Option Plan and Options to purchase 461,000 shares have been exercised. Of the outstanding Options, 15,000 were granted subject to shareholder approval of the Amended Stock Option Plan. Shares of Common Stock may be made available for issuance under the Amended Stock Option Plan from authorized but unissued shares of Common Stock. If any Option granted pursuant to the Amended Stock Option Plan expires, terminates, or is canceled, in whole or in part, shares of Common Stock subject to the unexercised portion may again be available for the grant of Options under the Amended Stock Option Plan. The Company's shareholders do not have any preemptive rights to purchase or subscribe for the shares of Common Stock reserved for issuance under the Amended Stock Option Plan.

     The terms of the Amended Stock Option Plan provide for the grants of incentive stock options ("Incentive Stock Options") and non-qualified stock options ("Non-Incentive Stock Options"). An Incentive Stock Option is an option to purchase Common Stock that meets the definition of "incentive stock option" set forth in Section 422 of the Code. A Non-Incentive Stock Option is an option to purchase Common Stock that meets certain requirements set forth in the Amended Stock Option Plan but does not meet the definition of an "incentive stock option" set forth in section 422 of the Code. All Options granted to non-employee directors will be Non-Incentive Stock Options. Options granted under the Amended Stock Option Plan are evidenced by stock option agreements executed by the Company and Optionees.

ELIGIBILITY

     Pursuant to the Stock Option Plan as originally adopted, Options may be granted to those Key Employees selected from time to time by the Committee, in its sole discretion. Under the Amended Stock Option Plan, Options may also be granted to members of the Board of Directors of the Company and the boards of directors of its subsidiaries who are not employees and to members of the Committee. As of the date hereof, Options have been granted to each of John E. McConnaughy, Jr., Eugene I. Schuster and Wilber L. Ross, Jr. to purchase 5,000 shares of Common Stock at an exercise price of $3.125 per share, subject to shareholder approval of the Amended Stock Option Plan. At the time of the grant of an Option, the Committee shall determine whether such Option is to be designated an Incentive Stock Option or a Non-Incentive Stock Option.

TERMS AND CONDITIONS

     The exercise price of any Option granted pursuant to the Stock Option Plan, as originally adopted and as amended by the Plan Amendments, that is designated an Incentive Stock Option shall be not less than 100% of the Fair Market Value (as defined below) of the shares of Common Stock on the date of the grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder (as defined hereafter), the Option exercise price shall not be less than 110% of such Fair Market Value. The exercise price of any Option granted pursuant to the Amended Stock Option Plan that is designated a Non-Incentive Stock Option shall not be less than 80% of the Fair Market Value of the shares of Common Stock on the date of the grant of such Option. The date of grant of any Option shall be that date on which the Committee adopts a resolution expressly granting such Option. For purposes of the Amended Stock Option Plan, a "Ten Percent Shareholder" shall be an Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of Section 425(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary thereof.

     Pursuant to the Stock Option Plan as originally adopted and as amended by the Plan Amendments, the "Fair Market Value" of a share of Common Stock on any day shall be the closing sale quotation as reported for such day on the National Association of Securities Dealers' Automated Quotation System, or, if no such quotation is reported for such day, the average of the high bid and low ask price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) "trading" days preceding the applicable day. Notwithstanding the foregoing, if no such information is available or it is otherwise deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Common Stock on any day shall be determined in good faith by the Committee taking into account all relevant material facts and circumstances. In no event shall the Fair Market Value of any share of Common Stock be less than its par value, nor shall the Fair Market Value take into account any restrictions on the Common Stock issuable on exercise of an Option other than restrictions which will never lapse.

     Pursuant to the terms of the Stock Option Plan as originally adopted and as amended by the Plan Amendments, Incentive Stock Options shall be exercisable over the exercise period specified by the Committee in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five (5) years from the date of the grant of such Option. The exercise period shall be subject to earlier termination as provided in the Stock Option Plan. Additionally, each Option granted pursuant to the Stock Option Plan, as originally adopted and as amended by the Plan Amendments, shall not be exercisable until after six (6) months following its grant. An Incentive Stock Option may be exercised, as to any or all of the shares of Common Stock as to which the Incentive Stock Option has become exercisable, by giving written notice of such exercise to the Committee;

provided that the exercise of an Incentive Stock Option must represent at least the lesser of (i) twenty percent (20%) of the Incentive Stock Options or (ii) the full portion of the Incentive Stock Options that are then vested and exercisable. Options which have been designated by the Committee as Non-Incentive Stock Options shall be exercised over a period of ten (10) years.

     Notwithstanding any provision of the Stock Option Plan, as originally adopted and as amended by the Plan Amendments, and any outstanding Option, each outstanding Option shall become immediately fully exercisable (i) if any "person," including a "group," as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement or otherwise, of fifty percent (50%) or more of the outstanding Common Stock; (ii) if a cash tender or exchange offer for fifty percent (50%) or more of the outstanding Common Stock is commenced; (iii) if the Company's shareholders approve an agreement to merge, consolidate, liquidate, or sell all of substantially all of the Company's assets; or (iv) if two or more Directors are elected to the Company's Board of Directors without having previously been nominated and approved by the incumbent members of the Board on the day immediately preceding such election. In addition, the Committee may amend any outstanding Option to accelerate the time or times at which the Option may be exercised. In connection with the Spinoff, in August 1997, the Committee accelerated the vesting of all outstanding Options other than those granted after February 26, 1997.

     In accordance with the terms of the Stock Option Plan as originally adopted, shares of Common Stock purchased upon the exercise of Options must be paid for in full at the time of exercise (i) in cash, (ii) in Common Stock of the Company already held by the Optionee, (iii) by permitting the Company to withhold shares of Common Stock issuable upon exercise of such Option or (iv) in any combination of cash and shares of Common Stock. Pursuant to the Plan Amendments, the method of payment if other than cash is at the discretion of the Committee.

     Options shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee or, in the event of incapacity, by the Optionee's legal representative.

AMENDMENT AND TERMINATION OF THE STOCK OPTION PLAN

     Pursuant to the Stock Option Plan as originally adopted, the Board of Directors may from time to time suspend, discontinue, revise or amend the Stock Option Plan or any Option granted thereunder in any respect whatsoever, provided that any amendment that would increase the aggregate number of shares of Common Stock as to which Options may be granted, materially increase the benefits accruing to participants under the Stock Option Plan, or modify the requirements as to eligibility for participation in the Stock Option Plan shall be subject to the approval of the shareholders of the Company, voting at a meeting of shareholders at which a quorum is present within twelve months after such action is taken by the Board of Directors. The Amended Stock Option Plan requires shareholder approval of any such amendment to the extent required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or traded. In addition, no such amendment shall impair any rights or increase any obligations of an Optionee under any outstanding Option or cause any Incentive Stock Option not to qualify as such under the provisions of the Code without the consent of the Optionee (or, upon the Optionee's death or adjudication of mental incapacity, the person having the right to exercise the Option).

ADJUSTMENTS AND REORGANIZATIONS

     The Stock Option Plan, as originally adopted and as amended by the Plan Amendments, contains certain adjustment provisions applicable in the event that the outstanding shares of Common Stock are changed in number or class by reason of stock dividends, distributions, stock split-ups, reverse stock splits or similar changes in capitalization, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, in which event appropriate adjustments will be made by the Committee, in the number and class of shares subject to the Stock Option Plan, both in the aggregate and with respect to each outstanding Option, and the number, class and Option prices of shares of Common Stock under then outstanding Options.

     The Committee is also authorized to amend the terms of Options outstanding under the Stock Option Plan, as originally adopted and as amended by the Plan Amendments, when, in its discretion, the Committee deems such adjustment appropriate by reason of certain corporate transactions that would result in an Option becoming fully exercisable, provided, that no such amendment shall impair any rights or increase any obligations of an Optionee or cause any Incentive Stock Option not to qualify as such under the provisions of the Code without the consent of the Optionee. See "Terms and Conditions of Options -- Exercise of Options," above.

     The Stock Option Plan, as originally adopted and as amended by the Plan Amendments, provides that if an Optionee's employment is terminated for any reason other than dismissal for cause any outstanding Option shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Optionee was entitled to exercise the Option on the effective date of termination of employment; and (ii) exercise must occur prior to the earlier of the 91st day after employment terminates and the expiration date of the Option. Any such exercise of an Option following an Optionee's death or adjudication of mental incapacity shall be made only by the Optionee's executor or administrator or other duly appointed representative, as the case may be, reasonably acceptable to the Committee, unless the Optionee's will specifically disposes of such Option, in which case such exercise shall be made only by the recipient of such specific disposition. To the extent that an Optionee's legal representative or the recipient of a specific disposition under the Optionee's will shall be entitled to exercise any Option pursuant to the preceding sentence, such representative or recipient shall be bound by the applicable provisions of the Stock Option Plan and the applicable Option Agreement which would have applied to the Optionee. The Plan Amendments add a definition of the term "Cause." "Cause" is defined as the Optionee's termination of employment or cessation as service as a director due to willful misconduct or gross negligence.

            FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK OPTION PLAN

     The Stock Option Plan as originally adopted and as amended by the Plan Amendments, is not qualified under the provisions of section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

NON-INCENTIVE STOCK OPTIONS

     On exercise of a Non-Incentive Stock Option granted under the Amended Stock Option Plan, an Optionee (other than an officer or Director of the Company) will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Option of the shares of Common Stock acquired on exercise over the exercise price. That income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

     An officer or Director of the Company or any other person to whom the short-swing profit recovery provisions of section 16(b) of the Exchange Act apply in connection with an Option under the Stock Option Plan (a "Reporting Person") generally will not recognize ordinary income until the earlier of the expiration of the six month period after the exercise of an Option and the first day on which a sale at a profit of shares acquired on exercise of the Option would not subject the Reporting Person to suit under section 16(b) of the Exchange Act. The amount of ordinary income will equal the excess, if any, of the fair market value of the shares on the date the income is recognized over the exercise price of the Option. A Reporting Person, however, is entitled under section 83(b) of the Code to elect to recognize ordinary income on the date of exercise of the Option, in which case the amount of income will be equal to the excess, if any, of the fair market value of the shares on that date over the exercise price of the Option. A section 83(b) election must be made within 30 days after exercising an Option.

     If an Optionee pays for shares of Common Stock on exercise of an Option by delivering shares of the Company's Common Stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

     The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

INCENTIVE STOCK OPTIONS

     Pursuant to the Code, an Optionee generally is not subject to tax upon the grant or exercise of an Incentive Stock Option. In addition, if the Optionee holds a share received on exercise of an Incentive Stock Option for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be a long-term capital gain or loss. If the Optionee has held that share for more than one year on the date of sale, any capital gain qualifies for a 28 percent maximum marginal Federal income tax rate, and if on that date the Optionee has held that share for more than 18 months, any gain qualifies for a 20 percent maximum marginal Federal income tax rate.

     If, however, an Optionee disposes of a share acquired on exercise of an Incentive Stock Option before the end of the Required Holding Period (a "Disqualifying Disposition"), the Optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the Incentive Stock Option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the Option, the amount of ordinary income the Optionee recognizes will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the Option, that excess capital gain. The maximum marginal Federal income tax rate will be 39.6 percent, 28 percent or 20 percent, depending on whether the holding period of the Option for the share on the date of sale is, respectively, one year or less, more than one year but not more than 18 months or more than 18 months.

     An Optionee who exercises an Incentive Stock Option by delivering shares of Common Stock acquired previously pursuant to the exercise of an Incentive Stock Option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an Incentive Stock Option (that is, exercising an Incentive Stock Option for one share and using that share, and others so acquired, to exercise successive Incentive Stock Options) without the imposition of current income tax.

     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of Common Stock acquired on exercise of an Incentive Stock Option exceeds the exercise price of that Option generally will be an item of adjustment included in the Optionee's alternative minimum taxable income for the year in which the Option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the Option is exercised, there will be no item of adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the Optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an Incentive Stock Option is increased by the amount of the item of adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the Option is exercised.

     The Company is not allowed an income tax deduction with respect to the grant or exercise of an Incentive Stock Option or the disposition of a share acquired on exercise of an Incentive Stock Option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income includible in income by the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN.

                                    GENERAL

     The Company and the Board of Directors do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

     The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Shares held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

     A copy of the Company's 1997 Annual Report on Form 10-K for the fiscal year ended August 31, 1997, as filed with the Securities and Exchange Commission, except for exhibits, accompanies this Proxy Statement. Upon request, the Company will provide copies of the exhibits to its Form 10-K at a cost of fifty cents per page of each exhibit. All requests should be directed to Mego Financial Corp., 4310 Paradise Road, Las Vegas, Nevada 89109, ATTN: Don A. Mayerson, Secretary.

     The firm of Deloitte & Touche LLP, independent public accountants, serves as the Company's independent public accountants. One or more of the representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Exchange Act, must be received by the Company at its executive offices by April 28, 1999, or within a reasonable time before the announced date of the Company's 1998 Annual Meeting of Shareholders, for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                          By Order of the Board of Directors,

                                          Don A. Mayerson
                                          Executive Vice President, General
                                          Counsel
                                          and Secretary

August 25, 1998

                                   EXHIBIT A
                              MEGO FINANCIAL CORP.

             [EMPLOYEE] STOCK OPTION PLAN, AS AMENDED AND RESTATED

    Brackets denote deleted language and boldface denotes inserted language.

1. PURPOSE

     This Stock Option Plan, (the "Plan") for Mego Financial Corp., a New York corporation (the "Company") and its subsidiaries, is intended to provide incentive to persons holding the position of managerial employee, vice president or other senior executive (COLLECTIVELY "KEY EMPLOYEES") of the Company or any of its subsidiaries as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended [(collectively "Key Employees")] (THE "CODE"), AND MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY OR THE BOARD OF DIRECTORS OF ANY OF ITS SUBSIDIARIES, by providing those persons with opportunities to purchase shares of the Company's Common Stock under (a) incentive stock options ("Incentive Stock Options") as such term is defined under Section 422 of the [Internal Revenue Code of 1986, as amended] CODE, and (b) other stock options ("Non-Incentive Stock Options").

2. DEFINITIONS

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Board" shall mean the Company's board of directors.

          (b) "CAUSE" SHALL MEAN THE TERMINATION OF EMPLOYMENT OF AN OPTIONEE DUE TO THE OPTIONEE'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

          (C) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          [(c)](D) "Committee" shall mean the Stock Option Committee established pursuant to Section 3(a) below.

          [(d)](E) "Common Stock" shall mean the common stock of the Company.

          (F) "DIRECTOR" SHALL MEAN A MEMBER OF THE BOARD OF THE COMPANY OR THE BOARD OF DIRECTORS OF ANY OF ITS SUBSIDIARIES.

          (G)[(e)] "Fair Market Value" of a share of Common Stock on any day shall be the closing sale quotation as reported for such day on the National Association of Securities Dealers' automated quotation system, or, if no such quotation is reported for such day, the average of the high bid and low ask price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the 10 "trading" days preceding the applicable day. Notwithstanding the foregoing, if no such information is available or it otherwise deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Common Stock on any day shall be determined in good faith by the Committee taking into account all relevant material facts and circumstances. In no event shall the Fair Market Value of any share of Common Stock be less than its par value, nor shall the Fair Market Value take into account any restrictions on the Common stock issuable on exercise of an Option other than restrictions which will never lapse.

          [(f)](H) "Incentive Stock Options" means one or more Options to purchase Common Stock which, at the time such Options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under Section 422 of the Code and which are designated as such in the option agreement (the "Option Agreement") evidencing such Option.

          [(g)](I) "Key Employees" shall mean individuals employed by the Company or any of its subsidiaries, who hold the position of managerial employee, vice president or other senior executive.

          [(h) "Plan" shall mean this Stock Option Plan established by the Company.](J) "NON-INCENTIVE STOCK OPTIONS" SHALL MEAN ONE OR MORE OPTIONS TO PURCHASE COMMON STOCK WHICH DO NOT CONSTITUTE INCENTIVE STOCK OPTIONS AND WHICH ARE DESIGNATED AS SUCH IN THE OPTION AGREEMENT EVIDENCING SUCH OPTION.

          [(i)](K) "Option" shall mean any option issued under this Plan.

          [(j)](L) "Optionee" shall mean any person to whom an Option is granted under this Plan.

          (M) "PLAN" SHALL MEAN THIS AMENDED AND RESTATED STOCK OPTION PLAN ESTABLISHED BY THE COMPANY.

          (N)[(k)] "Ten Percent Shareholder" shall mean an Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of Section 425(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a subsidiary thereof.

          [(l)](O) "Termination of Employment" shall mean THE LATER OF (I) THE OPTIONEE'S termination of employment with the Company and all of its subsidiaries, AND IF APPLICABLE (II) THE OPTIONEE'S CEASING TO SERVE AS A DIRECTOR. The Committee may in its discretion determine whether any leave of absence constitutes a Termination of Employment for purposes of this Plan and the impact, if any, of any such leave of absence on Options made under this Plan. The Committee shall have the right to determine whether the [termination of an] Optionee's [employment] TERMINATION OF EMPLOYMENT is a dismissal for [cause] CAUSE and the date of [termination] THE TERMINATION OF EMPLOYMENT in such case, which date the Committee may retroactively deem to be the date of the action that is cause for dismissal. Such determinations of the Committee shall be final, binding and conclusive.

3. GENERAL ADMINISTRATION

     (a) This Plan shall be administered by the Stock Option Committee (the "Committee") of the Board consisting of not fewer than two members. [Except as permitted by Securities Exchange Act Rule 16b-3(c)(2), no person serving as a Committee member shall be eligible to be granted or awarded equity securities pursuant to this Plan or any other plan established by the Company, nor shall any person serve as a Committee member if during the one year prior to his or her appointment to the Committee, he or she was granted or awarded equity securities pursuant to this plan or any other plan established by the Company, other than a plan complying with said Rule 16b-3(c)(2).]

     (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under this Plan, (ii) to construe, interpret and implement this Plan and any Option Agreements executed pursuant to Section 7 below, (iii) to prescribe amend and rescind rules and regulations relating to this Plan, including rules governing the Committee's own operations, (iv) to make all determinations necessary or advisable in administering this Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in this Plan,
(vi) to cause the Plan and Incentive Stock Options granted hereunder to continue to qualify as such under Code Section 422, and (vii) to amend this Plan to reflect changes in applicable law; provided, however, no amendment of the Plan requiring shareholder approval under [Securities Exchange Act Rule 16b-3] ANY FEDERAL OR STATE LAW OR REGULATION (INCLUDING WITHOUT LIMITATION RULE 16B-3 OF THE SECURITIES EXCHANGE ACT or the regulations of the Internal Revenue Service) may be made without such approval.

     (c) Actions by the Committee shall be taken by the affirmative vote of a majority of the Committee members. Any action may be taken by an instrument signed by all of the Committee members, and action so taken shall be fully as effective as if such action had been taken by a vote at a Committee meeting.

     (d) The determination of the Committee on all matters relating to this Plan or any Option Agreement shall be final, binding and conclusive.

     (e) No Committee member shall be liable for any action or determination made in good faith with respect to this Plan, including any Option.

4. GRANTING OF OPTIONS

     Options may be granted under this Plan at any time prior to November 17, 2003.

5. ELIGIBILITY

     (a) Options may be [made] GRANTED to such Key Employees AND/OR DIRECTORS as the Committee shall in its sole discretion select. The Committee may from time to time in its sole discretion determine that any Key Employee AND/OR DIRECTOR shall be eligible to receive Options.

     (b) At the time of the grant of each Option, the Committee shall determine whether such Option is to be designated an Incentive Stock Option or a Non-Incentive Stock Option. INCENTIVE STOCK OPTIONS MAY NOT BE GRANTED TO ANY PERSON WHO IS NOT AN EMPLOYEE OF THE COMPANY OR ITS SUBSIDIARIES. The length of the exercise period of Incentive Stock Options shall be governed by Section 7(d)(2) below; the exercise period of all other Options will be governed by
Section 7(d)(3) below.

6. COMMON STOCK

     (a) The stock subject to the Options shall be Common Stock.

     (b) The total number of shares of Common Stock with respect to which Options may be granted shall not exceed 1,025,000. Common Stock issued pursuant to this Plan may be authorized and unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for [the] purposes of the Plan. The Committee may direct that any certificate evidencing Common Stock pursuant to this Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares. NOTWITHSTANDING ANY OTHER PROVISION OF THIS PLAN, AND IN ADDITION TO ANY OTHER REQUIREMENTS OF THIS PLAN, THE AGGREGATE NUMBER OF OPTIONS GRANTED TO ANY ONE OPTIONEE MAY NOT EXCEED 300,000, SUBJECT TO ADJUSTMENT AS PROVIDED IN SUBSECTION 6(C) HEREOF.

     (c) If there is any change in the number of outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, reverse stock split, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, [spinoff or other corporate reorganization or exchange of shares, or by reason of any merger, consolidation,] spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares of Common Stock available for issuance both in the aggregate and with respect to each outstanding Option, and the purchase price per share under each outstanding Option, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive, it being understood that no fractional share will be issued, and provided that no such adjustment shall be made with respect to Incentive Stock Options OR NON-INCENTIVE STOCK OPTIONS if the same would cause the Plan not to comply with Code Section 422, with [Securities Exchange Act Rule 16b-3] RULE 16B-3 OF THE SECURITIES EXCHANGE ACT or which would be considered the adoption of a new plan requiring shareholder approval. In the event of any merger, consolidation or combination [in which] OF the Company with or into another corporation (other than a merger, consolidation or combination in which the Company is the surviving corporation and which does not result in any reclassification or other change in the number of outstanding shares of Common Stock, each Optionee shall have the right thereafter and during the term of each such Option to receive upon exercise (subject to the provisions of the Option Agreement) of such Option, for each share of Common Stock as to which the Option shall be exercised, the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof which would have been received upon such merger, consolidation or combination by the holder of one share of Common Stock immediately prior to such merger, consolidation or combination; provided, that if any such right would cause any outstanding Incentive Stock Option not to qualify as such, the holder of such Incentive Stock Option may elect, prior to such merger, consolidation or combination, to exercise his Option prior to such transaction notwithstanding any restrictions on vesting or exercisability provided in his Option Agreement.

     (d) If any outstanding Option for any reason expires or is terminated without having been exercised in full, the Common Stock allocable to the unexercised portion of such Option shall (unless this Plan shall have been terminated), SUBJECT TO SECTION 4 HEREOF, become available for subsequent grants of Options.

7. TERMS AND CONDITIONS OF OPTIONS

     Each Option granted shall be evidenced by an Option Agreement in such form as the Committee may from time to time approve. By accepting an Option, an Optionee thereby agrees that the Option shall be subject to the provisions of the applicable Option Agreement. Options shall comply with and be subject to the following terms and conditions:

          (a) Option Price. Each Option shall state the Option Price, which for Options that are Incentive Stock Options shall be not less than 100% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than 110% of such Fair Market Value. The Option Price for Options that are not Incentive Stock Options shall not be less than 80% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

          (b) Value of Common Stock. Options may be granted to any Key Employee AND/OR DIRECTOR for Common Stock of any value, provided that so long as the Code shall so provide, the aggregate Fair Market Value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all the plans of the Company and its subsidiaries) shall not exceed $100,000.

          (c) Medium and Time of Payment. The Option Price shall be paid in full at the time of exercise [either: (i) in cash; (ii) in] IN CASH OR IN SUCH OTHER FORM AS SHALL BE PERMITTED BY THE COMMITTEE, WHICH FORMS MAY INCLUDE WITHOUT LIMITATION: (I) Common Stock of the Company held by the Optionee; [(iii)](II) by permitting the Company to withhold shares of Common Stock issuable on exercise of such Option; or [(iv)](III) by a combination of the foregoing. The shares delivered or withheld are to be valued at Fair Market Value as of the date of exercise of the Option. If an Optionee is subject to THE Securities Exchange Act, Section 16(b), then any election to use such shares in payment or partial payment of the Option Price shall not be effective unless made in compliance with RULE 16B-3 OF THE Securities Exchange Act [Rule 16b3].

          (d) Term and Exercise of Options. (1) Unless the applicable Option Agreement otherwise provides, each Option shall become vested and [first exercisable in the following installments:]

     [Year
  Exercisable]    [Percentage]
----------------  ----------
       [1              0%]
       [2             20%]
       [3             40%]
       [4             60%]
       [5            100%]

     [However] EXERCISABLE IN WHOLE OR IN PART AND CUMULATIVELY ACCORDING TO THE FOLLOWING SCHEDULE:

                                                              PERCENTAGE
ANNIVERSARY OF DATE OF GRANT                                  EXERCISABLE
----------------------------                                  -----------
BEFORE THE 1ST ANNIVERSARY                                          0%
ON OR AFTER THE 1ST ANNIVERSARY AND PRIOR TO THE 2ND
  ANNIVERSARY                                                      20%
ON OR AFTER THE 2ND ANNIVERSARY AND PRIOR TO THE 3RD
  ANNIVERSARY                                                      40%
ON OR AFTER THE 3RD ANNIVERSARY AND PRIOR TO THE 4TH
  ANNIVERSARY                                                      60%
ON OR AFTER THE 4TH ANNIVERSARY                                   100%

     NOTWITHSTANDING THE FOREGOING, EXCEPT AS PROVIDED FOR IN SUBPARAGRAPH
(G)(2)(I) OF THIS SECTION 7, in no event shall any Option be exercisable until after six months from the date of grant.

          (2) Incentive Stock Options shall be exercisable over the exercise period specified by the Committee in the Option Agreement, but in no event shall such period exceed 10 years from the date of the grant of each such Incentive Stock Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in
     Section 7(e) below. An Incentive Stock Option may be exercised, as to any or all full shares of Common Stock as to which the Incentive Stock Option has become exercisable, by giving written notice of such exercise to the [Committee] COMPANY; provided that the exercise of an Incentive Stock Option must represent at least the lesser of (i) 20% of the Incentive Stock Options or (ii) the full portion of the Incentive Stock Options that are then vested and exercisable.

          (3) Options which may have been designated by the Committee as Non-Incentive Stock Options shall be [exercised] EXERCISABLE over a period of ten years. NOTWITHSTANDING THE FOREGOING, THE OPTION PERIOD SHALL BE SUBJECT TO EARLIER TERMINATION AS PROVIDED IN SECTION 7(E) BELOW.

          (e) Termination of Employment; Death. (1) [If] IN THE EVENT OF an Optionee's [employment terminates] TERMINATION OF EMPLOYMENT for any reason other than [dismissal] for [cause] CAUSE, any outstanding Option shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Optionee was entitled to exercise the Option on the effective date of Termination of Employment; and (ii) exercise must occur prior to the earlier of the 91st day after employment terminates and the expiration date of the Option. Any such exercise of an Option following an Optionee's death or adjudication of mental incapacity shall be made only by the Optionee's executor or administrator or other duly appointed representative, as the case may be, reasonably acceptable to the Committee, unless the Optionee's will specifically disposes of such Option, in which case such exercise shall be made only by the recipient of such specific disposition. To the extent that an Optionee's legal representative or the recipient of a specific disposition under the Optionee's will shall be entitled to exercise any Option pursuant to the preceding sentence, such representative or recipient shall be bound by the provisions of this Plan and the applicable Option Agreement which would have applied to the Optionee.

          (2) Except to the extent otherwise provided in [paragraph (1) of this
     Section 7(e) or in] the applicable Option Agreement, any portion of an Option not theretofore exercised shall [Terminate] TERMINATE upon the Optionee's Termination of Employment for [any reason or without reason (including death)] CAUSE.

          (3) The Committee may, in the applicable Option Agreement OR IN A SUBSEQUENT MODIFICATION OR AMENDMENT THERETO, waive or modify the application of any of the foregoing provisions of this Section 7, even though such wavier or modification may cause the Options granted under such Option Agreement to fail to qualify as Incentive Stock Options.

          (f) NONTRANSFERABILITY OF OPTIONS. Options shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee or, in the event of incapacity, by the Optionee's legal representative.

          (g) CHANGE IN CONTROL. (1) "Change in Control" shall be deemed to have occurred upon the happening of any of the following events: (i) any "person", including a "group", as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act [of 1934, as amended,] and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concur or otherwise of 50% or more of the outstanding Common Stock; (ii) a cash tender or exchange offer for 50% or more of the outstanding Common Stock is commenced; (iii) the Company's shareholders approve an agreement to merge, consolidate, liquidate, or sell all of substantially all of the Company's assets; or (iv) two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election.

          (2) Upon the happening of a Change in Control:

             i. notwithstanding PARAGRAPH (D)(1) OF THIS SECTION 7 OR any other provision of this Plan [and,] any Option then outstanding prior to the date of the Change in Control shall become fully vested and immediately exercisable; and

             ii. to the extent permitted by law, the Committee may, in its discretion and subject to the provisions of Section 16(b) below, amend any Option Agreement in such manner as it deems appropriate; PROVIDED, HOWEVER, THAT NO SUCH AMENDMENT SHALL IMPAIR ANY RIGHTS OR INCREASE ANY OBLIGATIONS OF ANY OPTIONEE UNDER SUCH OPTION AGREEMENT WITHOUT THE CONSENT OF THE OPTIONEE.

          (3) Whenever deemed appropriate by the Committee, any action referred to in paragraph(2)(ii) of this Section 7(g) may be made conditional upon the consummation of the applicable Change in Control transaction.

          (4) Without the consent of the Optionee, no such amendment shall be effective with respect to such Optionee's Incentive Stock Options if such changes would cause the Option not to qualify as an Incentive Stock Option FOR ANY REASON OTHER THAN EXCEEDING THE $100,000 ANNUAL LIMITATION AS DESCRIBED IN SUBSECTION 7(B) HEREOF.

          (h) Rights as a Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any Common Stock covered by his Option until the date of the issuance of a stock certificate to him for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such stock certificate is issues, except as provided in Section 6(c) above.

          (i) Other Provisions. The Option Agreements authorized under this Plan shall contain such other provisions, including (i) the imposition of restrictions upon the exercise of an Option or upon the disposition of Common Stock issued upon exercise of the Option and (ii) the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option (if so designated), as the Committee shall deem advisable, including provisions with respect to compliance with federal and applicable state securities laws.

8. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

     (a) No later than the date of exercise of any Option, or in the circumstances provided for in Section 8(b) below, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option. [The Optionee may make such payment in whole or in part by surrendering Common Stock of such Option.] The Optionee may make such payment in whole or in part by surrendering Common Stock to the Company, or by permitting the Company to withhold shares of Common Stock issuable on exercise of such Option. The shares surrendered or withheld are to be valued at Fair Market Value as of the date such withholding tax is to be determined. If an Optionee is subject to SECTION 16(B) OF THE Securities Exchange Act, [Section 16(b),] then any election to use such shares to satisfy such withholding shall not be effective unless made in compliance with RULE 16B-3 OF THE Securities Exchange Act [Rule 16b03].

     (b) Exercise of an Incentive Stock Option shall constitute an agreement by the Optionee to notify the Company if any shares acquired in such exercise are disposed of by the Optionee within two years after the date the Option was granted or within one year after such shares were issued to the Optionee and to make arrangements to satisfy any withholding tax obligation of the Company arising from such disposition as provided for in Section 8(a) above.

9. TERM OF PLAN

     Options may be granted from time to time within a period of ten (10) years from the date on which this Plan [is] WAS ORIGINALLY adopted by the Board, provided that no Options granted shall become exercisable unless and until this Plan shall have been approved by the Company's shareholders.

10. RESTRICTIONS

     (a) If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Option, the issuance or purchase of Common Stock or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the Committee's full satisfaction.

     (b) The term "Consent" as used herein with respect to any Plan Action means
(i) any and all listings, registrations or qualifications in respect thereof upon any inter-dealer quotation system of a registered national securities association or any national securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Optionee with respect to the disposition or Common Stock, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification, or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

     (c) In furtherance of the foregoing, at the time of any exercise of an Option, the Committee may, if it shall determine it necessary or desirable for any reason, require the Optionee as a condition to the exercise thereof, to deliver to the Committee a written representation of the Optionee's present intention to purchase the Common Stock for investment and not for distribution. If such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee upon his exercise of part or all of an Option and a stop transfer order may be placed with the transfer agent. Each such Option shall also be subject to the requirement that, if at any time the Committee determines, in its discretion, that either (i) the listing, registration or qualification of Common Stock subject to an Option upon any securities exchange or under any state, federal or foreign law, or (ii) the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee shall not have the power to require or oblige the Company to register any Common Stock subject to an Option and any requirement imposed by the Committee relating to the registration of Common Stock shall not bind the Company to cause the registration of such Common Stock.

11. SAVINGS CLAUSE

     Notwithstanding any other provisions hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422 of the Code. If this Plan or any provision of this plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if this Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

12. NATURE OF PAYMENTS

     (a) All Options granted shall be in consideration of services performed for the Company by the Optionee.

     (b) All Options granted shall constitute a special incentive payment to the Optionee and shall not be taken into account in computing the amount of salary or compensation of the Optionee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Optionee, unless such plan or agreement specifically otherwise provides.

13. NON-UNIFORM DETERMINATIONS

     The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations which may, inter alia, reflect the specific terms of individual employment agreements, and to enter into non-uniform and selective Option Agreements OR AMENDMENTS THERETO, as to
(a) the persons to receive Options and (b) the terms and conditions of Options.

14. OTHER PAYMENTS OR OPTIONS

     Nothing contained in this Plan shall be deemed in any way to limit or restrict the Company from making any Option to purchase Common Stock or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

15. SECTION HEADINGS

     The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

16. AMENDMENT AND TERMINATION

     (a) The Board may from time to time suspend, discontinue, revise or amend this Plan in any respect whatsoever, provided [that any amendment that would increase the aggregate number of shares of Common Stock as to which Options may be granted, materially increase the benefits accruing to participants under this Plan, or modify the requirements as to eligibility for participation in this,] HOWEVER, THAT ANY AMENDMENT TO THE Plan shall be subject to the approval of the [shareholders of the Company, voting at a meeting of shareholders at which a quorum is present within twelve months after such action is taken by the Board of Directors] COMPANY'S SHAREHOLDERS IF SUCH SHAREHOLDER APPROVAL IS REQUIRED BY ANY FEDERAL OR STATE LAW OR REGULATION (INCLUDING, WITHOUT LIMITATION, RULE 16B-3) OR THE RULES OF ANY STOCK EXCHANGE OR AUTOMATED QUOTATION SYSTEM ON WHICH THE COMMON STOCK MAY THEN BE LISTED OR GRANTED. In addition, no such amendment shall impair any rights or increase any obligations of an Optionee under any outstanding Option without the consent of the Optionee (or, upon the Optionee's death or adjudication of mental incapacity, the person having the right to exercise the Option.)

     (b) The Committee may cancel any outstanding Option and issue a new Option in substitution therefor. The Committee also may amend any outstanding Option Agreement, including any amendment which would: (i) accelerate the time or times at which the Option becomes unrestricted or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Option Agreement; or (iii) waive or amend the operations of Section 7(e) above with respect to the termination of the Option upon Termination of Employment provided that no such action which would cause any Incentive Stock Option not to qualify as such under the provisions of the Code, or which would be treated as the grant of a new Option under the Code, shall be taken without the consent of the Optionee. However, any such cancellation or amendment that impairs the rights or increases the obligations of an Optionee under an outstanding Option shall be made only with the consent of the Optionee (or, upon the Optionee's death, the person having the right to exercise the Option).

     The foregoing [Employee] Stock Option Plan was ORIGINALLY adopted by the Board of Directors of [Mego Financial Corp. On November 17, 1993] THE COMPANY ON NOVEMBER 17, 1993. THIS AMENDED AND RESTATED STOCK OPTION PLAN SHALL BE EFFECTIVE AS OF SEPTEMBER 2, 1997, THE DATE ON WHICH THE BOARD FIRST ADOPTED THIS AMENDED AND RESTATED STOCK OPTION PLAN, subject to the approval of the Company's shareholders.

                                                                        APPENDIX

                              MEGO FINANCIAL CORP.
                                  COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 16, 1998
    The undersigned, a holder of Common Stock of Mego Financial Corp., a New York corporation (the "Company"), does hereby appoint Robert Nederlander and Jerome J. Cohen, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters on Wednesday, September 16, 1998, at 10:00 A.M. local time, and at any adjournment(s), or postponement(s) thereof.

    The undersigned hereby instructs said proxies or their substitutes:

1.  ELECTION OF DIRECTORS:

    [ ]  VOTE FOR all nominees listed below                      [ ]  WITHHOLD AUTHORITY to vote for all nominees
         (except as indicated to the contrary below)                  listed below.

    Robert Nederlander, Jerome J. Cohen, Herbert B. Hirsch, John E. McConnaughy, Jr., Wilbur L. Ross, Jr., and Eugene I. Schuster
    INSTRUCTIONS: To withhold authority to vote for individual nominee(s), write the(ir) name(s) in the space provided below:

--------------------------------------------------------------------------------
2.  PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN.

    FOR  [ ]                    AGAINST  [ ]                    ABSTAIN  [ ]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  (Continued and to be signed on reverse side)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT ALL THE DIRECTOR NOMINEES LISTED ON THIS PROXY CARD AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN.

    The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated August 25, 1998, and the Company's Annual Report for the fiscal year ended August 31, 1997.

                                                  Dated:                  , 1998
                                                     ----------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  NOTE: Your signature should
                                                  appear exactly the same as
                                                  your name appears hereon. If
                                                  signing as partner, attorney,
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  indicate the capacity in which
                                                  signing. When signing as joint
                                                  tenants, all parties in the
                                                  joint tenancy must sign. When
                                                  a proxy is given by a
                                                  corporation, it should be
                                                  signed by an authorized
                                                  officer and the corporate seal
                                                  affixed. No postage is
                                                  required if mailed within the
                                                  United States.